[Form of Tax Opinion]

                    , 2010

Aston/Montag & Caldwell Balanced Fund 120 North LaSalle Street Chicago, Illinois 60602	Aston Balanced Fund 120 North LaSalle Street Chicago, Illinois 60602

Aston/Montag & Caldwell Growth Fund 120 North LaSalle Street Chicago, Illinois 60602	Aston Growth Fund 120 North LaSalle Street Chicago, Illinois 60602

Re:	Reorganizations of Aston Balanced Fund and Aston Growth Fund into Aston/Montag & Caldwell Balanced Fund and Aston/Montag & Caldwell Growth Fund

Ladies and Gentlemen:

You have requested our opinion regarding certain U.S. federal income tax consequences of the reorganizations (each a “Reorganization” and collectively, the “Reorganizations”) by and between Aston Balanced Fund and Aston Growth Fund (each an “Acquired Fund” and collectively, the “Acquired Funds”), each a series of Aston Funds, a Delaware statutory trust (the “Trust”), and Aston/Montag & Caldwell Balanced Fund and Aston/Montag & Caldwell Growth Fund, each also a series of the Trust (each an “Acquiring Fund” and collectively, the “Acquiring Funds”). Each of the Acquired Funds and Acquiring Funds is referred to herein as a “Fund.”

The Reorganizations contemplate the transfer of all the assets of each Acquired Fund to its corresponding Acquiring Fund (as set forth in Schedule A attached hereto and incorporated herein by reference) solely in exchange for voting common shares of beneficial interest, no par value per share, of the corresponding Acquiring Fund (“Acquiring Fund Shares”) and the assumption by the corresponding Acquiring Fund of all the liabilities of the Acquired Fund. Thereafter, each Acquired Fund will distribute pro rata to its shareholders of record all the Acquiring Fund Shares so received in complete liquidation of the Acquired Fund and the Acquired Fund will be dissolved under state law. The foregoing will be accomplished pursuant to an Agreement and Plan of Reorganization, dated as of                     , 2010, entered into by the Trust, on behalf of the Acquired Funds and the Acquiring Funds, and Aston Asset Management LLC (the “Plan”).

In rendering this opinion, we have examined the Plan and have reviewed and relied upon representations made to us by duly authorized officers of the Trust, on behalf of the Acquired Funds and the Acquiring Funds, in letters dated                     , 2010. We have also examined such other agreements, documents and corporate records that have been made available to us and such other materials as we have deemed relevant for purposes of this opinion. In such review and examination, we have assumed the genuineness of all signatures, the authenticity of all

                    , 2010

documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

Our opinion is based, in part, on the assumption that each Reorganization described herein will occur in accordance with the terms of the Plan and the facts and representations set forth or referred to in this letter, and that such facts and representations, as well as the facts and representations set forth in the Plan, are accurate as of the date hereof and will be accurate on the effective date and at the time of the Reorganization (the “Effective Time”). You have not requested that we undertake, and we have not undertaken, any independent investigation of the accuracy of the facts, representations and assumptions set forth or referred to herein.

For the purposes indicated above, and based upon the facts, assumptions and representations set forth or referred to herein, it is our opinion, with respect to each Reorganization, that for U.S. federal income tax purposes:

1. The transfer by the Acquired Fund of all its assets to its corresponding Acquiring Fund solely in exchange for Acquiring Fund Shares and the assumption by the corresponding Acquiring Fund of all the liabilities of the Acquired Fund, followed by the pro rata distribution of all the Acquiring Fund Shares so received by the Acquired Fund to the Acquired Fund’s shareholders of record in complete liquidation of the Acquired Fund and the dissolution of the Acquired Fund as soon as practicable thereafter, will constitute a “reorganization” within the meaning of section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Acquiring Fund and the Acquired Fund will each be “a party to a reorganization,” within the meaning of section 368(b) of the Code, with respect to such Reorganization.

2. No gain or loss will be recognized by the Acquiring Fund upon the receipt of all the assets of its corresponding Acquired Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the corresponding Acquired Fund. (Section 1032(a) of the Code).

3. No gain or loss will be recognized by the Acquired Fund upon the transfer of all its assets to its corresponding Acquiring Fund solely in exchange for Acquiring Fund Shares and the assumption by the corresponding Acquiring Fund of all the liabilities of the Acquired Fund or upon the distribution (whether actual or constructive) of the Acquiring Fund Shares so received to the Acquired Fund’s shareholders solely in exchange for such shareholders’ shares of the Acquired Fund in complete liquidation of the Acquired Fund. (Sections 361(a) and (c) and 357(a) of the Code).

4. No gain or loss will be recognized by the Acquired Fund’s shareholders upon the exchange, pursuant to the Reorganization, of all their shares of the Acquired Fund solely for Acquiring Fund Shares. (Section 354(a) of the Code).

                    , 2010

5. The aggregate basis of the Acquiring Fund Shares received by each Acquired Fund shareholder pursuant to the Reorganization will be the same as the aggregate basis of the Acquired Fund shares exchanged therefor by such shareholder. (Section 358(a)(1) of the Code).

6. The holding period of the Acquiring Fund Shares received by each Acquired Fund shareholder in the Reorganization will include the period during which the shares of the Acquired Fund exchanged therefor were held by such shareholder, provided such Acquired Fund shares were held as capital assets at the Effective Time of the Reorganization. (Section 1223(1) of the Code).

7. The basis of the assets of the Acquired Fund received by the Acquiring Fund will be the same as the basis of such assets in the hands of the Acquired Fund immediately before the Effective Time of the Reorganization. (Section 362(b) of the Code).

8. The holding period of the assets of the Acquired Fund received by the Acquiring Fund will include the period during which such assets were held by the Acquired Fund. (Section 1223(2) of the Code).

Notwithstanding anything to the contrary herein, we express no opinion as to the effect of a Reorganization on an Acquired Fund, an Acquiring Fund or any Acquired Fund shareholder with respect to any asset as to which unrealized gain or loss is required to be recognized for federal income tax purposes as of the end of a taxable year under a mark-to-market system of accounting or with respect to any stock held in a passive foreign investment company as defined in section 1297(a) of the Code.

FACTS

Our opinion is based upon the facts, representations and assumptions set forth or referred to above and the following facts and assumptions, any alteration of which could adversely affect our conclusions.

Each of the Acquiring Funds and the Acquired Funds is a separate series of the Trust and each is treated as a separate corporation for federal income tax purposes pursuant to section 851(g) of the Code. The Trust has been registered and operated, since it commenced operations, as an open-end management investment company under the Investment Company Act of 1940, as amended. Each of the Acquiring Funds and the Acquired Funds has elected to be taxed as a regulated investment company under section 851 of the Code for all its taxable years, including without limitation the taxable year in which the Reorganizations occur, and has qualified and will continue to qualify for the tax treatment afforded regulated investment companies under the Code for each of its taxable years, including without limitation the taxable year in which the Reorganizations occur.

                    , 2010

Upon satisfaction of certain terms and conditions set forth in the Plan on or before the Effective Time, each Acquiring Fund will acquire all the assets of its corresponding Acquired Fund solely in exchange for Acquiring Fund Shares of such Acquiring Fund and the assumption by such Acquiring Fund of all the liabilities of the corresponding Acquired Fund. Thereafter, each Acquired Fund will distribute pro rata to its shareholders of record all the Acquiring Fund Shares so received in complete liquidation of the Acquired Fund and the Acquired Fund will be dissolved under state law. The assets of each Acquired Fund to be acquired by its corresponding Acquiring Fund consist of all property, including, without limitation, all cash, securities, commodities, options, interests in futures, and dividends or interest receivables, owned by the Acquired Fund and any deferred or prepaid expenses shown as an asset on the books of the Acquired Fund as of the closing date of the Reorganization.

Following each Reorganization, the Acquiring Fund will continue the corresponding Acquired Fund’s historic business or use a significant portion of the corresponding Acquired Fund’s historic business assets in its business.

In approving each Reorganization, the Board of Trustees of the Trust determined that, with respect to each Fund participating in the Reorganization, the Plan and the transactions contemplated thereunder are in the best interests of the Fund and that the interests of the shareholders of the Fund will not be diluted as a result of the Reorganization. In making such determination, the Board considered the probability that the Reorganizations would result in lower fees and expenses for shareholders of the Funds.

CONCLUSION

Based on the foregoing, it is our opinion that each transfer of all the assets of an Acquired Fund, pursuant to the Plan, to its corresponding Acquiring Fund solely in exchange for Acquiring Fund Shares of such Acquiring Fund and the assumption by the corresponding Acquiring Fund of all the liabilities of such Acquired Fund followed by the complete liquidation and dissolution of the Acquired Fund as soon as practicable thereafter will qualify as a reorganization under section 368(a)(1) of the Code.

The opinions set forth above with respect to (i) the nonrecognition of gain or loss to each Acquired Fund and each Acquiring Fund, (ii) the basis and holding period of the assets received by each Acquiring Fund, (iii) the nonrecognition of gain or loss to each Acquired Fund’s shareholders upon the receipt of the Acquiring Fund Shares and (iv) the basis and holding period of the Acquiring Fund Shares received by each Acquired Fund’s shareholders follow as a matter of law from the opinion that the transfers under the Plan will each qualify as a reorganization under section 368(a)(1) of the Code.

The opinions expressed in this letter are based on the Code, the Income Tax Regulations promulgated by the Treasury Department thereunder and judicial authority reported as of the

                    , 2010

date hereof. We have also considered the positions of the Internal Revenue Service (the “Service”) reflected in published and private rulings. Although we are not aware of any pending changes to these authorities that would alter our opinions, there can be no assurances that future legislative or administrative changes, court decisions or Service interpretations will not significantly modify the statements or opinions expressed herein. We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter or to notify you of any changes to such facts or law.

Our opinion is limited to those U.S. federal income tax issues specifically considered herein, is addressed to and is only for the benefit of the Funds, and may not be relied upon or cited by any other person or entity. We do not express any opinion as to any other federal tax issues, or any state, local or foreign tax law issues, arising from or related to the transactions contemplated by the Plan. Although the discussion herein is based upon our best interpretation of existing sources of law and expresses what we believe a court would properly conclude if presented with these issues, no assurance can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings.

We hereby consent to the filing of a form of this opinion as an exhibit to the Registration Statement on Form N-14 (File No. 333-163870) containing the Proxy Statement/Prospectus relating to the Reorganizations filed by the Trust with the Securities and Exchange Commission on                     , 2009 (the “Registration Statement”) and to the use of our name and to any reference to our firm in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

VEDDER PRICE P.C.

FEDERAL TAX NOTICE: Treasury Regulations require us to inform you that any federal tax advice contained herein (including in any attachments and enclosures) is not intended or written to be used, and cannot be used by any person or entity, for the purpose of avoiding penalties that may be imposed by the Internal Revenue Service.

SCHEDULE A

Acquired Fund	Acquiring Fund
Aston Balanced Fund	Aston/Montag & Caldwell Balanced Fund

Aston Growth Fund	Aston/Montag & Caldwell Growth Fund